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                                                                      EXHIBIT 5

July 30th, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

  Reference is made to the Registration Statement on Form S-8 to be filed by MCI Communications Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission relating to 1,000,000 shares of Common Stock, par value $.10 per share, of the Company.

  I have examined all such records of the Company and all such agreements, certificates of public officials and such other documents as I have deemed relevant and necessary as a basis for the opinions hereinafter expressed. Based on such examination, I am of the opinion that the shares of Common Stock of the Company to be issued pursuant to the MCI Communications Corporation ESOP and 401(k) for Exempt Employees will be, when issued in compliance with such plan, legally issued, fully-paid and non-assessable.

  I hereby confirm compliance of the provisions of the written documents constituting the plan with the requirements of the Employment Retirement Income Security Act of 1974, as amended, pertaining to such provisions.

  I am Executive Vice President and General Counsel of the Company. As of May 31, 1997, I owned 341,152 shares of MCI Common Stock which includes 340,000 incentive stock units and options to purchase MCI Common Stock.

  I hereby consent to the use of this opinion as an Exhibit to the above-mentioned Registration Statement.

                                       Very truly yours,

                                       /s/ Michael H. Salsbury
                                       ------------------------------------
                                       Michael H. Salsbury

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